Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Alan Shuler
Vice President & Chief Financial Officer
MakeMusic! Inc.
(952) 906-3690
ashuler@makemusic.com

MAKEMUSIC! INC. ANNOUNCES FIRST QUARTER RESULTS

SmartMusic Subscriptions Increase by 69%
Notation Revenues Return to Normal Annual Release Cycle Levels

Minneapolis — April 27, 2005 - MakeMusic! Inc. (Nasdaq: MMUS) today announced financial results for the quarter ended March 31, 2005. For the quarter, net revenues decreased to $2,524,000 from $3,195,000 in the prior year. The Company also announced a net loss of $609,000, or 18 cents per share, compared to net income of $350,000, or 10 cents per share, in the first quarter of 2004.

The decrease in revenue in the first quarter compared to first quarter of 2004 is primarily because the first quarter of 2004 included the late release of Finale® 2004 for Macintosh® which contributed approximately $1 million in additional revenue during the 2004 first quarter. Finale 2005 was released for both Windows® and Macintosh platforms in August of 2004, so the quarter ended March 31, 2005 was much later in the life of the latest version of Finale than the same quarter of the prior year. Finale sales customarily are highest upon release of a new version, and sales decline throughout the annual release cycle of the products until the next release. First quarter 2005 expenses were, as planned, significantly higher than the comparable 2004 quarter, as the Company prepared for an expected increase in revenue during the second half of 2005.

The SmartMusic® subscription service that launched in November 2001 for schools and June 2002 for home users continues to show growth and represents an increasing share of revenue. Subscription service revenues are recognized over the period of the subscription. SmartMusic subscription revenues of $256,000 were recognized in the first quarter of 2005, an increase of 82% over the first quarter of 2004. Total SmartMusic revenue, including accessories related to the SmartMusic product, was $344,000 in the first quarter ended March 31, 2005 compared to $197,000 in the comparable quarter in 2004.

As of March 31, 2005 the Company had 37,428 active subscriptions, which is a 69% increase over March 31, 2004. The subscriptions by type as of March 31, 2005 and 2004 are as follows:

Subscription Type	2005	2004
School Subscriptions	11,166	7,081
School-Sponsored Home Subscriptions	23,839	13,533
Home Subscriptions	2,423	1,498

Total Subscriptions	37,428	22,112

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Page 2 — MakeMusic! Inc. First Quarter Results

Gross profit for 2005 was $2,055,000, or 81 percent of sales, compared to $2,681,000, or 84 percent of sales, in 2004. The decrease in gross profit percentage in 2005 is primarily due to certain fixed elements of cost of sales being spread over the greater revenue in 2004.

Operating expenses for the quarter were $2,686,000, an increase of $348,000 from operating expenses of $2,338,000 in the same quarter last year. Expenses increased, as planned, as the Company increased its investments in product development, product promotion and product support to manage an expected increase in revenue as the year progresses. In addition, the Company incurred additional insurance costs and professional fees related to an increased emphasis on regulatory compliance. Operating expenses included non-cash depreciation and amortization of $311,000 in 2005 and $444,000 in 2004.

Net cash used in operating activities was $599,000 for the quarter and the total decrease in cash was $638,000 primarily as a result of the operating loss and a reduction in accrued liabilities. MakeMusic! has significantly improved its operating cash flow over the last few years, but due to lower first quarter revenues combined with a decision to invest in future company growth, the quarter ended March 31, 2005 resulted in negative operating cash flow. Quarterly revenues are typically seasonal, with the first and second quarters being historically lower than the third and fourth quarters. This cyclical nature is primarily due to the timing of annual Finale family upgrade releases, which typically occur in the third or fourth quarter. The Company expects to achieve positive operating cash flow again in 2005 but, with a negative operating cash flow of $599,000 in the first quarter of 2005 and a similar expectation in the second quarter of 2005 due to traditional seasonality, achievement of operating cash flow for the year will depend on a strong revenue performance in the third and fourth quarters of 2005.

“I am pleased with the progress we made during the first quarter,” said Bill Wolff, chairman and chief executive officer. “We achieved over $2.5 million in revenue during the first quarter, historically a very soft quarter, and put in motion several initiatives that should pay off in revenue growth as we go forward. Although notation revenue is lower than the abnormally strong first quarter of 2004, our notation revenue was still strong considering where we are in the annual release cycle of Finale 2005. Further, management continues to be very confident that revenue for the year in total will be very good. SmartMusic subscriptions and revenue continued to grow at a rapid rate. Although we are not yet ready to provide forward-looking revenue guidance, we believe the prospects for revenue growth are very good as the year progresses.”

About MakeMusic! Inc.
MakeMusic!® Inc. is a world leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic! maintains its corporate headquarters in Minneapolis, Minnesota. The Company can be reached at http://www.makemusic.com.

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Page 3 — MakeMusic! Inc. First Quarter Results

Cautionary Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Our forward-looking statements in this release relate to our SmartMusic subscription growth and revenue growth generally and our expectations of positive operating cash flow for 2005 with quarterly fluctuations in cash balances particularly in the first and second quarters of 2005. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include, but are not limited to, the market acceptance of our products; our dependence on releasing annual Finale upgrades; the seasonality of our business; the intense competition we face; the rapid technological changes and obsolescence in our industry; other general business and economic conditions; and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

Financial tables follow.

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MakeMusic! Inc.
Condensed Consolidated Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	Quarter Ended March 31,
	2005	2004
NET REVENUE	$2,524	$3,195

COST OF REVENUES	469	514

GROSS PROFIT	2,055	2,681

OPERATING EXPENSES:
Development expenses	812	674
Selling and marketing expenses	1,024	905
General and administrative expenses	850	759

Total operating expenses	2,686	2,338

INCOME (LOSS) FROM OPERATIONS	(631)	343

Interest income (expense), net	2	(1)
Other income	21	10

Net income (loss) before income tax	(608)	352

Income tax	(1)	(2)

Net income (loss)	$(609)	$350

Income (loss) per common share:
Basic	$(0.18)	$0.10
Diluted	$(0.18)	$0.09

Weighted average common shares outstanding:
Basic	3,420,524	3,356,330
Diluted	3,420,524	3,814,016

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MakeMusic! Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,577	$2,215
Accounts receivable, net	779	830
Inventories	461	332
Prepaid expenses and other current assets	216	241

Total current assets	3,033	3,618
Property and equipment, net	262	250
Goodwill, net	3,630	3,630
Capitalized software products	357	347
Intangible assets, net	499	725
Other non-current assets	105	83

Total assets	$7,886	$8,653

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6	$6
Accounts payable	569	494
Accrued compensation	579	1,024
Accrued expenses and other current liabilities	371	402
Reserve for product returns	290	203
Deferred revenue	785	697

Total current liabilities	2,600	2,826

Capital lease obligations, net of current portion	14	16

Shareholders’ equity:
Common stock	34	34
Additional paid-in capital	61,696	61,626
Accumulated deficit	(56,458)	(55,849)

Total shareholders’ equity	5,272	5,811

Total liabilities and shareholders’ equity	$7,886	$8,653

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MakeMusic! Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	Quarter Ended March 31,
	2005	2004
Operating activities
Net income (loss)	$(609)	$350
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of intangible assets	269	352
Depreciation and amortization of property and equipment	38	52
Amortization of deferred compensation	—	38
Issuance of stock options and warrants for services	4	2
Increase (decrease) in cash from:
Accounts receivable	51	(160)
Inventories	(129)	33
Prepaid expenses and other assets	3	(4)
Accounts payable	75	(190)
Accrued liabilities and product returns	(389)	(160)
Deferred revenue	88	(87)

Net cash provided by (used in) operating activities	(599)	226

Net cash used in investing activities
Purchases of property & equipment	(50)	(25)
Capitalized development and other intangibles	(53)	(47)

Net cash used by investing activities	(103)	(72)

Net cash provided by (used in) financing activities
Proceeds from stock options & warrants exercised	66	—

Payments on long-term debt and capital leases	(2)	(57)

Net cash provided by (used in) financing activities	64	(57)

Net (decrease) increase in cash and cash equivalents	(638)	97
Cash and cash equivalents, beginning of period	2,215	1,467

Cash and cash equivalents, end of period	$1,577	$1,564

Supplemental disclosure of cash flow information
Interest paid	$2	$1

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